EXHIBIT 3.2.1

BARBARA K. CEGAVSKE	Document Number
Secretary of State	20170051800-24
202 North Carson Street	Filing Date and Time
Carson City, Nevada 89701-4201	02/02/2017 2:45 PM
(775) 684-5708	Entity Number
Website: www.nvsos.gov	E0621652011-5

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.735 and 78.390 - After Issuance of Stock)

1. Name of corporation:

International Metals Streaming Corp.

2. The articles have been amended as follows: (provide article numbers, if available):

The corporation’s name has been changed to: Environmental Packaging Technologies Holdings, Inc.

3. The vote by which the stockhlders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

56.6%

4. Effective date and time of filing: (optional)	Date:	Time:

5. Signature : (required)	(must not be later than 90 days after the certificate is filed)

/s/ Michael Hlavsa
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15